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                                                                   EXHIBIT 10.12

                              TERMINATION AGREEMENT

         This Termination Agreement ("Agreement") between Stewart Enterprises, Inc., a Louisiana corporation (the "Company"), and Ronald H. Patron ("Patron") is dated and effective as of July 31, 2001 (the "Effective Date").

                                   WITNESSETH:

         WHEREAS, Patron and the Company entered into an employment agreement (the "Employment Agreement") dated as of August 1, 1995 and amended as of May 1, 1998, October 31, 1998, July 25, 2000 and October 31, 2000, pursuant to which, among other things, the Company agreed to make certain payments and provide certain benefits to Patron in the event of the termination of his employment with the Company under certain circumstances;

         WHEREAS, Patron and the Company entered into a change of control agreement (the "Change of Control Agreement") dated as of August 1, 1995 and amended as of May 1, 1998, November 1, 1998, July 25, 2000 and October 31, 2000, pursuant to which, among other things, the Company agreed to make certain payments and provide certain benefits to Patron in the event of a change of control of the Company;

         WHEREAS, Patron wishes to resign from his position as Executive Vice President and Chief Administrative Officer, effective July 31, 2001, and wishes to terminate his employment with the Company, effective December 31, 2001;

         WHEREAS, the Company wishes to accept such resignation and termination; and

         WHEREAS, Patron and the Company have agreed on certain benefits that are different from those that might otherwise be provided under the Employment Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the parties agree as follows:

         1. Resignation of Position. Patron's position and title with the Company as Executive Vice President and Chief Administrative Officer shall terminate effective as of the close of business July 31, 2001 ( the "Resignation Date").

         2. Termination of Employment. Patron's employment with the Company shall terminate effective as of the close of business December 31, 2001 ( the "Termination Date").

         3. Pre-Termination Compensation and Benefits. From the Effective Date through October 31, 2001, Patron's salary shall remain unchanged. Beginning November 1, 2001, through the Termination Date, Patron's salary shall be reduced to $100,000 per year. From the Effective Date through the Termination Date, Patron's benefits shall remain unchanged.

         4. Fiscal Year 2001 Bonus. On or before December 31, 2001, Patron shall receive, in cash and in lieu of any bonus otherwise provided for under the Employment Agreement, an incentive bonus of $30,000 for the fiscal year ended October 31, 2001.


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         5. Post-Termination Cash Compensation. In lieu of any cash compensation otherwise payable to Patron under the Employment Agreement after the Termination Date, the Company shall make the following payments to Patron:

                  Patron will receive the sum of $100,000 per year for a period of twenty-two months, with such amount paid in bi-weekly installments coinciding with the Company's usual payroll and net of any applicable withholding required by law. The first such payment shall be made on or about January 15, 2002, and the last such payment shall be made on or about October 31, 2003.

         6. Other Compensation and Benefits. All compensation, fringe benefits, perquisites, and participation in any bonus, benefit, or incentive compensation plans, including but not limited to those otherwise provided in the Employment Agreement after the Termination Date, shall cease as of the Termination Date.

         7. Effect on Employment Agreement. Except as modified hereby, the Employment Agreement shall remain in full force and effect.

         8. Termination of Change of Control Agreement. Patron agrees, acknowledges and affirmatively represents that the Change of Control Agreement is hereby terminated, and the Company is hereby released and discharged from any obligations arising under the Change of Control Agreement and all amendments thereto.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                            STEWART ENTERPRISES, INC.


                                            By:
                                               ---------------------------------
                                                      William E. Rowe
                                                       President and
                                                   Chief Executive Officer



                                               ---------------------------------
                                                        Ronald H. Patron


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